2004 SPECIAL MEETING RESULTS

On April 29, 2004. RSI Retirement Trust held a Special Meeting of Trust Participants of the Actively Managed Bond Fund, the Intermediate-Term Bond Fund, and the Value Equity Fund: (i) to approve or disapprove a new investment advisory agreement between Retirement System Investors Inc. (the Trust's Investment Adviser) and Shay Assets Management, Inc., and (ii) to approve or disapprove new fee rates to be paid to Retirement System Investors Inc. under its investment advisory agreement, with respect to each of the above-named funds.

Proposal 1:  New Investment Advisory Agreement for the
Actively Managed Bond Fund
                        Shares
FOR:            2,017,868
AGAINST:      22,006
ABSTAIN:      67,838

Proposal 2: New Fee Rates Payable to Retirement System Investors Inc. for the Actively Managed Bond Fund

                       Shares
FOR:          2,007,795
AGAINST:    25,205
ABSTAIN:    74,712

Proposal 3: New Investment Advisory Agreement for the Intermediate-Term Bond Fund

                      Shares
FOR:            660,939
AGAINST:     7,095
ABSTAIN:   22,862

Proposal 4: New Fee Rates Payable to Retirement System Investors Inc. for the Intermediate-Term Bond Fund

                      Shares
FOR:            659,804
AGAINST:     8,174
ABSTAIN:    22,917

Proposal 5: New Investment Advisory Agreement for the Value Equity Fund

                        Shares
FOR:               931,147
AGAINST:        4,446
ABSTAIN:      11,611

Proposal 6: New Fee Rates Payable to Retirement System Investors Inc. for the Value Equity Fund

                          Shares
FOR:                924,399
AGAINST:         6,872
ABSTAIN:       15,931